Agreement to Serve as Corporate Director

This agreement to serve as a corporate director (the "Agreement") is made and entered into by and between Profile Solutions, Inc., a Delaware corporation ("PSIQ"), and Eddie Nurieli, a Florida resident ("Director").

Preamble:

Whereas, Director was elected as a member of PSIQ board of directors by written consent in lieu of the annual meeting of stockholders and approved by the shareholders entitled to exercise majority voting power, effective December 1st, 2018 (the "Annual Meeting"); and

Whereas, PSIQ has required, as a condition for service on its board of directors, that all members enter into a form of agreement that delineates the rights, duties and responsibilities of the members; and

Whereas, the Parties agree that this Agreement provides important directives outlining the duties, obligations, responsibilities and rights that are expected of members of PSIQ Board of directors and Director desires to be appointed as a member of PSIQ board of directors and to serve thereon in compliance with the requirements of this Agreement and PSIQ Certificate of Incorporation and By-Laws:

Now, Therefore, intending to be legally bound, the Parties agree that Director be appointed to the PSIQ board of directors for the current year and is bound by the following obligations and shall have the following rights:

Witnessed:

Article I
Term, Renewals, Earlier Termination

1.1 **Term.**

(A) 1. Subject to the provisions set forth herein, the term of this Agreement shall be deemed to commence immediately and shall continue until the latter of November 30th, 2020 or the election, qualification and assumption of office by Director successor as a member of PSIQ board of directors, unless earlier terminated as provided in PSIQ certificate of incorporation or bylaws, or as hereinafter set forth.

2. Notwithstanding anything in this agreement to the contrary, the term of this Agreement will terminate if Director is not re-elected at the annual meeting of stockholders next following the Annual Meeting.

(B) In the event that Director is re-elected or otherwise serves as a member of PSIQ board of directors after the annual meeting of stockholders next following the Annual Meeting, then, unless a new agreement pertaining to his role as a member of PSIQ board of directors is entered into specifically superseding the provisions of this Agreement, this Agreement shall be deemed to remain in effect for so long as Director serves as a member of PSIQ board of directors.

1.2 **Earlier Termination.**

(A) PSIQ shall have the right to terminate this Agreement prior to the expiration of its Term, subject to the provisions of Section 1.3, for the following reasons:

(1) By vote of PSIQ shareholders:

In accordance with the General Corporation Law of Delaware (the "Act") and PSIQ by-laws, removal of directors by shareholders that at a meeting of stockholders called expressly for this purpose, a director may be

En

removed, with or without cause, by the vote or written consent of the shareholders entitled to exercise majority voting power, as provided in the Act.

(2) Discontinuance of Business:

In the event that PSIQ discontinues operating its business, this Agreement shall terminate as of the last day of the month on which PSIQ ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; provided, however, that a reorganization of PSIQ shall not be deemed a termination of its business.

(3) Death:

This Agreement shall terminate immediately on Director death; however, all accrued compensation at such time shall be promptly paid to Director estate.

1.3 **Final Settlement.**

Upon termination of this Agreement and payment to Director of all amounts due him hereunder, Director or his representative shall execute and deliver to PSIQ on a form prepared by PSIQ a receipt for such sums and a release of all claims, except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and shall forthwith tender to PSIQ all brochures, manuals and written procedures, as may be required by PSIQ for the continued conduct of its business.

Article II
Performance of Duties as a Director

2.1 **Performance of Duties**

(A) Director shall perform his duties as a director, including his duties as a member of any committee of PSIQ board of directors upon which he may serve, pursuant to the requirements set forth in PSIQ certificate of incorporation and By-Laws (its "Constituent Documents"), in good faith, in a manner he reasonably believes to be in the best interests of PSIQ, and with such care as is legally required for members of boards of directors under the laws of the State of Delaware and the United States Securities and Exchange Commission, (the "Commission") unless a higher standard of care is specified in PSIQ Constituent Documents.

(B) In performing his duties, Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and or financial data, in each case prepared or presented by:

(1) One or more officers or employees of PSIQ whom Director reasonably believes to be reliable and competent in the matters presented;

(2) Legal counsel, public accountants or persons as to matters which Director reasonably believes to be within such persons' professional or expert competence; or

(3) A committee of PSIQ board of directors upon which he does not serve, duly designated in accordance with a provision of PSIQ certificate of incorporation or By-Laws, as to matters within its designated authority, which committee Director reasonably believes to merit confidence.

(C) Director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described in Section 2.1(B) to be unwarranted.

Cm

(D) If Director is present at a meeting of PSIQ board of directors at which action on any corporate matter is taken, it shall be presumed that she assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

(E) If Director is requested to provide comments on any corporate matters through a written request delivered by hand, mail, fax or e-mail, then, unless he affirmatively provides written comments thereto or specifies in a written response that he is unable or unwilling to provide comments thereto, he shall be presumed to have approved the matter as accurate, complete and not misleading, and if he has indicated his inability or unwillingness to comment on more than three occasions within any fiscal year, he shall be presumed to have refused to perform his duties as a member of PSIQ board of directors in a manner justifying his removal therefrom under this Agreement

(F) PSIQ board of directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors deem fit, but the PSIQ board of directors will meet at least once in each calendar month and not less than 12 times in each 12-month period. PSIQ board of directors' meetings may be held telephonically or by any other means of communication provided that each Director participating in such meeting can hear all of the other Directors participating in such meeting. Any Director may convene a PSIQ board of directors meeting, but not less than ten (10) days written notice will be given of any meeting, unless the notice is waived in writing by all of the Directors as to a particular meeting, and excluding (i) adjourned meetings, and (ii) emergency meetings to be conducted via telephone or video conference, written notices for which may be delivered to the Directors at least two (2) days in advance. The quorum for a meeting is the presence, in person or in proxy, of a simple majority of the Directors. If no quorum is present at a meeting, the majority of the Directors present may adjourn the meeting to a day that is two Business Days following the date of the original meeting. Any number of participating Directors constitutes a quorum in any adjourned meeting. Director's relationship with the Company shall be that of an independent contractor and not that of an employee. Accordingly, Director will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Director for taxes, which shall be solely Director's responsibility. Director shall have no authority to enter contracts which bind the Company or create obligations on the part of the Company.

2.2 **Director Conflicts of Interest**

(A) Director nor any of his affiliates will enter into any contract or transaction with PSIQ unless the fact of such relationship or interest is disclosed or known to PSIQ board of directors or committee which authorizes, approves or ratifies the contract or transaction and it is approved by a vote or consent sufficient for the purpose without counting the vote or consent of Director; and, if stockholder approval is required, the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent.

(B) Director may be counted in determining the presence of a quorum at a meeting of PSIQ board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

(C) Director may conduct, own, manage, consult, or otherwise be engaged in other hemp or cannabis related businesses in any capacity which is unrelated to PSIQ's business

2.3 **Performance and Attendance**

(A) Director will serve on PSIQ board of directors using his best efforts on behalf of PSIQ and its stockholders.

(B) Director will serve on PSIQ Audit Committee.

an

(C) Director shall use his best efforts to participate in a timely manner in all meetings of PSIQ board of directors or of committees thereof to which he has been appointed or elected, and if unavailable in person, to make arrangements to participate by teleconference or any legally available means.

(D) In the event that Director fails to participate in a meeting of PSIQ board of directors or of committees thereof to which he has been appointed or elected, Director shall promptly acquaint himself with all matters transacted at such meeting and if practical, shall provide the board of directors or committee involved with supplemental input and advice on all such matters, and if appropriate and possible, shall request reconsideration of any material matters as to which his participation would have affected the result of actions taken.

(E) In the event that Director misses three (3) of the regular monthly meetings of PSIQ board of directors, or three (3) consecutive special meetings of the board of directors, or three (3) consecutive meetings of any committee to which he has been appointed or elected, Director will be deemed to have resigned from the board of directors prior to the expiration of the term of this Agreement based on an inability to dedicate required time to the affairs of PSIQ, and this Agreement shall be presumptively be deemed the instrument of such resignation.

(F) Director shall be responsible, to the other members of the board of directors, for review and approval prior to filing of all data that PSIQ is required to file with OTC Markets, the Commission, the United States Internal Revenue Service (the "Service") and with comparable state and local agencies.

(G) If serving as a member of the regulatory affairs or audit committees, Director shall be responsible for using reasonable efforts to assist its chairman to assure that PSIQ and all of its subsidiaries develop and implement information gathering, retention and transmittal procedures that comply with all applicable legal and auditing requirements, that PSIQ and its subsidiaries promptly transmit required data to PSIQ auditors and legal counsel and that PSIQ auditors and legal counsel prepare and pass upon materials that PSIQ is required to file with the Commission or the Service, on a timely basis, adequate for review, comment and correction by all appropriate personnel, including management of PSIQ and its subsidiaries, as well as the members of their boards of directors, attorneys and Directors, at least three business days prior to the legally mandated filing dates.

(H) If serving as a member of the audit committee, Director shall be responsible, to the other members of the audit committee, for suggesting auditor candidates to PSIQ board of directors and stockholders and for rejecting any auditors that any member of the audit committee deems unsatisfactory based on their qualifications, reputation, prices or geographic location, provided that such member must specify in writing all reasons for such rejection and the committee, voting as a whole, must pass upon such rejection by majority vote, forwarding such result to the board of directors for appropriate action.

(I) Director shall provide 10 hours per week of service as mutually agreed upon by the Parties.

2.4 **Resignation**

Unless Director is the sole serving member of PSIQ board of directors, Director may resign at any time by providing PSIQ board of directors with written notice indicating Director's intention to resign and the effective date thereof; provided, however, that resignation, whether voluntary or presumptive (as provided above) shall result in a forfeiture of all rights to compensation under this Agreement, other than as to compensation that has accrued pursuant to the provisions of this Agreement.

Article III
Compensation

3.1 Member Compensation

As full consideration for the Board of Director and Audit Committee Member Service provided hereunder, the Company shall compensate Director 21,667 shares of Profile Solutions, Inc. common stock ("PSIQ") with an agreed to value of $ 4,333.33 per month.

In the event Director directly arranges or directly provides equity funding for Company or an affiliate of the Company, Director shall be entitled to compensation of 5% of the net proceeds of such funding payable 2.5% cash and 2.5% shares of PSIQ common stock. The number of shares shall be determined by the VWAP per share as determined by OTC Markets for the previous 20 trading days prior to closing.

(a) In the event Director directly arranges or directly provides debt funding for Company or an affiliate of the Company, Director shall be entitled to compensation of 2.5% of the net proceeds of such funding payable 1.25% cash and 1.25% shares of PSIQ common stock. The number of shares shall be determined by the VWAP per share as determined by OTC Markets for the previous 20 trading days prior to closing.

(b) In the event Director directly arranges for an acquisition of or by the Company or an affiliate of the Company, Director shall be entitled to compensation of 5% of the acquisition payable 2.5% cash and 2.5% shares of PSIQ common stock. The number of shares shall be determined by the VWAP per share as determined by OTC Markets for the previous 20 trading days prior to closing.

(c) In the event Director directly arranges for a sale or distribution agreement for the Company's products or services, Director shall be entitled to compensation of 5% of the sale payable 2.5% cash and 2.5% shares of PSIQ common stock. The number of shares shall be determined by the VWAP per share as determined by OTC Markets for the previous 20 trading days prior to closing.

3.2 Exempt Nature of Securities to be Issued

The securities to be issued as compensation under this Agreement (the "Securities") will be issued without registration under the provisions of Section 5 of the Securities Act or the securities regulatory laws and regulations of the State of Delaware (the "Delaware Act") pursuant to exemptions provided under Section 4(6) of the Securities Act and comparable provisions of the Delaware Act;

(A) Director shall be responsible for preparing and filing any reports concerning this transaction with the Commission and with Delaware Division of Securities, and payment of any required filing fees shall be reimbursed by PSIQ (none being expected);

(B) All of the Securities will bear legends restricting their transfer, sale, conveyance or hypothecation unless such Securities are either registered under the provisions of Section 5 of the Securities Act and under the Delaware Act, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to PSIQ, is provided to PSIQ General Counsel to the effect that such registration is not required as a result of applicable exemptions thereto;

(C) PSIQ transfer agent shall be instructed not to transfer any of the Securities unless the General Counsel for PSIQ advises it that such transfer is in compliance with all applicable laws;

(D) Director is acquiring the Securities for his own account, for investment purposes only, and not with a view to further sale or distribution; and

(E) Director or his Directors have examined information concerning PSIQ contained in the business plan, as well as PSIQ books and records and have questioned PSIQ officers and directors as to such matters involving PSIQ as Director

3.3 **Indemnification.**

PSIQ will defend, indemnify and hold Director harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly therewith (e.g., legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken by him in good faith on behalf of PSIQ, its affiliates or for other persons or entities at the request of the board of directors of PSIQ, to the fullest extent legally permitted, and in conjunction therewith, shall assure that all required expenditures are made in a manner making it unnecessary for Director to incur any out of pocket expenses; provided, however, that Director permits PSIQ to select and supervise all personnel involved in such defense and that Director waives any conflicts of interest that such personnel may have as a result of also representing PSIQ, its stockholders or other personnel and agrees to hold PSIQ harmless from any matters involving such representation, except such as involve fraud or bad faith. PSIQ shall provide errors & omissions insurance for the benefit of the Officers & Directors.

Article Four
Special Covenants

4.1 **Confidentiality.**

Director acknowledges that, in and as a result of his duties hereunder, she will be developing for PSIQ, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as PSIQ trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, Directors, clients, investors and funders; consequently, as material inducement to the entry into this Agreement by PSIQ, Director hereby covenants and agrees that she shall not, at any time during or following the terms of his service as a member of PSIQ board of directors, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to his as a result of his association with PSIQ or its affiliates.

4.2 **Special Remedies.**

PSIQ as a result of a breach by Director of the covenants or agreements contained in this Article Four, and in view of the lack of an adequate remedy at law to protect PSIQ interests, Director hereby covenants and agrees that PSIQ shall have the following additional rights and remedies in the event of a breach or threatened breach hereof:

(A) Director hereby consents to the issuance of a permanent injunction enjoining his from any violations of the covenants set forth in this Article Four; and

(B) Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which PSIQ may sustain prior to the effective enforcement of such injunction, Director hereby covenants and agrees to pay over to PSIQ, in the event he violates the covenants and agreements contained in this Article Four, the greater of:

(1) Any payment or compensation of any kind received by his him because of such violation before the issuance of such injunction, or

(2) The sum of One Thousand ($1,000.00) Dollars per violation, which sum shall be liquidated damages, and not a penalty, for the injuries suffered by PSIQ as a result of such violation. The Parties agree that such liquidated damages are not intended as the exclusive remedy available to PSIQ for any breach of the covenants and agreements contained in this Article Four prior to the issuance of an injunction, and the Parties recognize that the only adequate remedy to protect PSIQ from the injury caused by such breach would be injunctive relief.

4.3 **Cumulative Remedies.**

Director hereby irrevocably agrees that the remedies described in Section 4.2 hereof shall be in addition to, and not in limitation of, any of the rights or remedies to which PSIQ is or may be entitled, whether at law or in equity, under or pursuant to this Agreement.

4.4 **Acknowledgment of Reasonableness.**

Director hereby represents, warrants and acknowledges that she has carefully read and considered the provisions of this Article Four and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of PSIQ, its officers, other directors and employees; consequently, in the event that any of the above-described restrictions shall be held unenforceable by any court of competent jurisdiction, Director hereby covenants, agrees and directs such court to substitute a reasonable, judicially enforceable limitation in place of any limitation deemed unenforceable, and Director hereby covenants and agrees that if so modified, the covenants contained in this Article Four shall be as fully enforceable as if they had been set forth herein directly by the Parties. In determining the nature of this limitation, Director hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.5 **Unauthorized Acts.**

Director hereby covenants and agrees that she will not do any act or incur any obligation on behalf of PSIQ of any kind whatsoever, except as expressly authorized by its board of directors or by its stockholders pursuant to duly adopted stockholder action.

4.6 **Covenant not to Disparage.**

Director hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, she will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about PSIQ, its constituent members, or its officers, directors, stockholders, employees, agent or affiliates, whether related to the business of PSIQ, to other business or financial matters or to personal matters.

Article V
Agreement to Comply with Legal Restrictions.

5.1 **PSIQ Securities.**

(A) Director shall beneficially own PSIQ securities; and shall have full power and authority to make, enter into and carry out the terms of this Agreement.

(B) Director agrees that any PSIQ securities that he purchases or with respect to which he otherwise acquires record or beneficial ownership after the date of this Agreement ("New PSIQ Securities") shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned prior to the effective date of this Agreement.

(C) Director has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform all of the obligations hereunder.

(D) If any of Director Representations in this Agreement cease to be true at any time during the term of this Agreement, Director will deliver to PSIQ general counsel a written statement to that effect, specifying the nature of the change signed by Director.

5.2 **Transfer or Encumbrance.**

(A) During such periods following the filing by PSIQ of reports with the Commission as may be determined by the regulatory compliance committee of PSIQ board of directors to provide current information required to avoid violation of restrictions under the Securities Act and the Securities and Exchange Commission Exchange Act of 1934, as amended (the "Exchange Act"), against trading on inside information.

(1) In full compliance with the requirements of:

(a) Rule 144 promulgated by the Commission under authority granted by the Securities Act;

(b) Sections 13D and 16(a) of the Exchange Act, including requirements pertaining to timely filing of Commission Forms 3, 4 and 5 or Schedule 13-D; and

(2) In full compliance with the procedures established by PSIQ (including requirements imposed upon its transfer agent) to assure compliance with the foregoing.

(B) No transactions permitted pursuant to Section 5.2(A) shall be affected until:

(1) Legal counsel representing Director (which legal counsel is reasonably satisfactory to PSIQ) shall have advised PSIQ in a written opinion letter satisfactory to PSIQ and PSIQ legal counsel, and upon which PSIQ and its legal counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition and that all requirements under the Exchange Act, including Sections 13 and 16 thereof have been complied with; or

(2) A registration statement under the Securities Act covering the PSIQ stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the Commission and made effective under the Securities Act; or

(C) Director also understands and agrees that stop-transfer instructions will be given to PSIQ transfer agent with respect to certificates evidencing his PSIQ securities and that this will be placed on the certificates evidencing his PSIQ securities legends stating in substance: "The securities represented by this certificate were issued without registration under the Securities Act of 1933, as amended, or comparable state laws in reliance on the provisions of Section 4(1), 3(b) or 4(2) of such act, and comparable state law provisions or they have been held by a person deemed a control person under Commission Rule 144 and subject to reporting obligations under Section 13D of the Exchange Act and to reporting obligations and trading restrictions under Section 16(a) of the Exchange Act. These securities may not be transferred, pledged or hypothecated unless

Cm

they are first registered under applicable federal, state or foreign laws, or the transaction is demonstrated to be exempt from such requirements to the Company's satisfaction, and, all required reports pertaining thereto, including Commission Forms 3, 4, 5 and 144 and Commission Schedule 13D have been filed with the Commission."

5.3 **No Proxy Solicitations.**

Director will not, and will not permit any entity under her control to:

(A) Solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any meetings of PSIQ stockholders;

(B) Initiate a stockholders' vote or action by consent of PSIQ stockholders with respect to any stockholders' action; or

(C) Become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of PSIQ.

5.4 **No Limitation on Discretion as Director.**

This Article Five is intended solely to apply to the exercise by Director in his individual capacity of rights attaching to ownership of PSIQ securities, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Director with respect to, any action which may be taken or omitted by his acting in his fiduciary capacity as a member of PSIQ board of directors or any committee thereof.

Article VI
Miscellaneous

6.1 **Notices.**

(a) All notices, demands or other communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Director:

Eddie Nurieli
1835 E. Hallandale Beach Blvd.
Suite 117
Hallandale Beach, FL 33009

To PSIQ:

Profile Solutions, Inc.
8411 West Oakland Park Blvd.
Suite 201
Sunrise, FL 33351

or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

(b) The decision by any Party not to use the services of legal counsel in conjunction with this transaction shall be solely at that Party's own risk, each Party acknowledging that applicable rules of the Delaware Bar prevent PSIQ general counsel, who has reviewed, approved and caused modifications on behalf of PSIQ, from representing anyone other than PSIQ in this transaction.

6.2 **Amendment.**

(A) No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

(B) This Agreement may not be modified without the consent of a majority in interest of PSIQ stockholders.

6.3 **Merger.**

(A) This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(B) All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

6.4 **Survival.**

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

6.5 **Severability.**

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereunder.

6.6 **Governing Law.**

This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, except for any choice of law provisions that would result in the application of the law of another jurisdiction, and except for laws involving the fiduciary obligations of PSIQ officers and Director-Nominees, which shall be governed under Delaware law.

6.7 **Third Party Reliance.**

Legal counsel to and accountants for the Parties shall be entitled to rely upon this Agreement.

6.8 **Venue.**

Any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in Broward County, FL.

6.9 **Litigation.**

(A) In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, proceedings and appeals, whether or not formal proceedings are initiated.

(B) In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute shall, at the request of any Party, be exclusively resolved through the following procedures:

(1) (a) First, the issue shall be submitted to mediation before Mediation, Inc., a mediation service in Broward County, FL, to be selected by lot from four alternatives to be provided, two by PSIQ and two by Director.

(b) The mediation efforts shall be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

(2) In the event that mediation does not lead to a resolution of the dispute, then at the request of any Party, the Parties shall submit the dispute to binding arbitration before an arbitration service located in Broward County, FL to be selected by lot, from four alternatives to be provided, two by PSIQ and two by Director.

(3) (a) Expenses of mediation shall be borne by PSIQ, if successful

(b) Expenses of mediation if unsuccessful, and of arbitration shall be borne by the Party whom the arbitration award is rendered.

(c) If the terms of the arbitral award do not establish a prevailing party, then the expenses of unsuccessful mediation and of arbitration shall be borne equally by the Parties.

6.10 **Benefit of Agreement.**

(A) This Agreement may not be assigned by Director without the express written consent of PSIQ.

(B) Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

6.11 **Interpretation.**

(A) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

(B) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Gm

(C) The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

(D) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns, or the context may require.

(E) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.12 **Further Assurances.**

The Parties hereby agree to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, receipts and other documents as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

6.13 **Status.**

Nothing in this Agreement shall be construed or shall constitute an agency, employment, partnership, or joint venture relationship.

6.14 **Counterparts.**

(A) This Agreement may be executed in any number of counterparts.

(B) Execution by exchange of facsimile transmission shall be deemed legally sufficient to bind the signatory; however, the Parties shall, for aesthetic purposes, prepare a fully executed original version of this Agreement, which shall be the document filed with the Commission.

6.15 **Waiver.**

No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

6.16 **Indemnification.**

(A) Each Party hereby irrevocably agrees to indemnify and hold the other Party harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, current, or inchoate to which that Party may become subject as a direct consequence of any intentional action by the indemnifying Party or as a consequence of the intentional failure of the indemnifying Party to act, whether pursuant to requirements of this Agreement or otherwise.

(B) In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party all costs incurred including reasonable attorneys' fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

6.17 **Consultation with Counsel.**

Director has carefully read this Agreement and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of PSIQ securities to the extent he felt necessary with his own legal counsel.

IN WITNESS WHEREAS, Director and PSIQ have caused this Agreement to be executed by themselves or their duly authorized respective officers, effective as of the last date set forth below:

____

By: Eddie Nurieli, Director 11/18/18

____

By: Dan Oran, CEO
Profile Solutions, Inc.